EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               CONMED CORPORATION

                Under Section 807 of the Business Corporation Law


                  FIRST. The name of the corporation is CONMED Corporation (the "Corporation").

                  SECOND. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York but not to engage in any act or activity requiring the consent or approval of any State official, department, board, agency or other body without such consent or approval first being obtained.

                  THIRD. The office of the Corporation in the State of New York is to be located in the City of Utica, County of Oneida.

                  FOURTH. The aggregate number of shares of stock which the Corporation shall have the authority to issue is 100,500,000, of which the Corporation shall have the authority to issue 100,000,000 shares of the par value of $.01 per share shall be designated as Common Stock ("Common Stock"), and 500,000 shares of the par value of $.01 per share shall be designated as Preferred Stock ("Preferred Stock").

                  The relative rights, preferences and limitations of the shares of such classes of stock are as follows:

                  1. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Preferred Stock, and the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to establish and designate each particular series and to fix the rights, preferences and limitations of each particular series, and the relative rights, preferences and limitations between series, as follows:

                           (a) The distinctive serial designation of such series
                  which shall distinguish it from other series;
                           (b) The  number of shares  included  in such  series,
                  which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in creating such series;
                           (c) The  annual or other  dividend  rate or rates (or
                  method of determining such rate or rates) for shares of such series and the date or dates upon which such dividends shall be payable;
                           (d) Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend
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                  rights,  the date or dates (or method of determining such date or dates) from which dividends on the shares of such series shall be cumulative;
                           (e) The amount or amounts  which shall be paid out of
                  the assets of the  Corporation to the holders of the shares of
                  such  series  upon  voluntary  or   involuntary   liquidation,
                  dissolution, or winding up of the Corporation;
                           (f) The price or prices (cash or otherwise) at which,
                  the  period  or  periods   within  which  and  the  terms  and
                  conditions upon which the shares of such series may be purchased, redeemed or acquired (by exchange or otherwise), in whole or in part, at the option of the Corporation;
                           (g)  Provision  or   provisions,   if  any,  for  the
                  Corporation  to  purchase,  redeem or acquire (by  exchange or otherwise), in whole or in part, shares of such series pursuant to a sinking or other similar fund, and the price or prices (cash or otherwise) at which, the second period or periods within which and the terms and conditions upon which the shares of such series shall be purchased, redeemed or acquired, in whole or in part, pursuant to such provision or provisions;
                           (h) The period or periods  within which and the terms
                  and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible or exchangeable at the option of the holder into shares of any class of stock or into shares of any other series of Preferred Stock, except into shares having rights or preferences as to dividends or the
                  distribution  of  assets  upon  liquidation,   dissolution  or
                  winding up of the Corporation which are prior or superior in rank to those of the shares being converted or exchanged;
                           (i) The voting rights,  if any, of the shares of such
                  series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of up to 66 2/3% of all shares of Preferred Stock, or of the shares of one or more series, or of both, as a condition to specified corporate action or amendments to the Certificate of Incorporation;
                           (j)  Any  other  relative   rights,   preferences  or
                  limitations of the shares of such series not inconsistent herewith or with applicable law.

                  2. All issued and outstanding Preferred Stock (a) shall rank prior or superior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets
         of  the   Corporation   upon  voluntary  or  involuntary   liquidation,
         dissolution or winding up of the Corporation, (b) shall be of equal rank, regardless of series, and (c) shall be identical in all respects except as provided in paragraph 1 of this Article FOURTH. The shares of any particular series of the Preferred Stock shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall be cumulative. In case the stated dividends or the amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums
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         which would be payable on such shares if all  dividends  were  declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distributions if all sums payable were discharged in full. All Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange or acquired by exchange or otherwise) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

                  3. No holder of Common Stock or of Preferred Stock shall be entitled as a matter of right to subscribe for, purchase or receive, or have any preferential or pre-emptive right with respect to, any part of any new or additional issue of stock of any class or series whatsoever, or any options or warrants for such stock, or any rights to subscribe for or purchase such stock, or of securities convertible into or exchangeable for any stock of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend or otherwise.

                  4. Except as may from time to time be required by law and except as otherwise may be provided by the Board of Directors in accordance with paragraph 1 of this Article FOURTH in respect of any particular series of Preferred Stock, all voting rights of the Corporation shall be vested exclusively in the holders of the Common Stock who shall be entitled to one vote per share on all matters.

                  FIFTH. The Secretary of State of the State of New York is designated as agent of the Corporation upon whom process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is c/o Eugene R. Corasanti, 310 Broad Street, Utica, New York 13501.

                  SIXTH. By-laws of the Corporation may be adopted, amended or repealed by the Board of Directors of the Corporation by the vote of a majority of the directors present at a meeting of the Board at which a quorum is present.

                  IN WITNESS WHEREOF, we have subscribed and affirm as true under the penalties of perjury this Restated Certificate of Incorporation this 28th day of July, 1983.

/s/ Eugene R. Corasanti                              /s/ Robert E. Remmell
-----------------------                             ----------------------
Eugene R. Corasanti                                  Robert E. Remmell
President                                            Assistant Secretary
310 Broad Street                                     185 Genesee Street
Utica, New York  13501                               Utica, New York  13501